SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

September 29, 2009
Date of Report (Date of earliest event reported)

GRYPHON RESOURCES, INC.
 (Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 000-53371
(Commission File Number)

98-0465540
 (IRS Employer Identification Number)

1313 East Maple Street, Suite 201-462
Bellingham, Washington 98225
 (Address of principal executive offices)

(360) 685-4238
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 8 – OTHER EVENTS

Item 8.01   Other Events

On September 29, 2009, Gryphon Resources Inc. (the “Company”) completed review of the preliminary geological findings provided by an independent geologist who performed site work at the Company’s H33D4 exploration concession in Turkey. The H33D4 concession comprises an exploration license covering a 1375 hectare property 180 km due East of Ankara, Turkey.

An examination of H33D4 done by Dr. Warren Pratt showed a block of manganese mineralization measuring approximately 20 x 15 x 5 metres with a grade of approximately 45%, plus other lower grade manganese mineralization. The visible high grade manganese deposit occurs within a complex mega-breccia (melange) deposit. Other similar manganese blocks are not visible at the surface and no drilling has yet been undertaken. Based on his findings, Dr. Pratt cannot verify previous analysis of the Company that H33D4 supports the existence of an extensive high grade manganese deposit.

Eleven samples taken at the site have provided evidence of low grade manganese mineralization hosted by a tectonised sequence of ophiolitic rocks. This mineralization extends for at least 400 metres along strike and is composed of a manganiferous chert approximately 3 metres thick on average. This mineralization is estimated to have a grade of approximately 1.2 – 5.7% and does not present an economical case for exploitation at this time.

The Company has determined it will continue efforts to explore for manganese and copper at the H33D4 site.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Serdar Kirmizioglu
Serdar Kirmizioglu
President & CEO, Board Chair
Dated:  September 29, 2009